UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
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Omega Healthcare Investors, Inc.

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OMEGA HEALTHCARE INVESTORS, INC.
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2012
Supplemental Information Regarding Proposal 3
Advisory Vote to Approve Executive Compensation

At the 2012 Annual Meeting, the stockholders of Omega Healthcare Investors, Inc. (the “Company”) will vote on a proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 3), commonly referred to as “Say-on-Pay.”  The Company’s Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of the Company’s named executive officers as described in the Company’s Proxy Statement for the 2012 Annual Meeting.

We are pleased to report that Glass Lewis & Co. (“Glass Lewis”), one of the two major proxy advisory firms, has recommended a vote “FOR” this proposal.  ISS Proxy Advisory Services (“ISS”), by contrast, has recommended that its clients vote “against” our Say-on-Pay proposal. We strongly disagree with the ISS recommendation and believe the following:

●
ISS has based its recommendation largely on a failure to recognize that the multi-year performance restricted stock unit awards (“performance units” or “PRSUs”) granted in 2011 are the key components of a three-year equity compensation program for the period from 2011 to 2014 (our “Three-Year Equity Compensation Program”) and are not contemplated as annually recurring awards.

●	Our compensation programs emphasize pay for performance, such that the interests of the named executive officers, including the Chief Executive Officer, are aligned with the interests of stockholders:

m
Our Three-Year Equity Compensation Program is designed to provide 50% of each executive officer’s equity compensation opportunity for the three-year period ending December 31, 2013 in the form of performance units, with the actual number of shares earned based on Total Shareholder Return (“TSR”).

m
50% of each executive officer’s performance unit compensation opportunity at target is based on TSR for the three-year period ending December 31, 2013, with absolute TSR weighted 75% and relative TSR weighted 25% and measured against the MSCI U.S. REIT Index.

m	The other 50% of each executive officer’s performance unit compensation opportunity at target is represented by annual performance units based on absolute TSR for each of 2011, 2012 and 2013.

m
The time-based restricted stock portion of the Three-Year Equity Compensation Program is subject to three-year cliff vesting on December 31, 2013, except in the case of death, disability, termination without cause or resignation for good reason. Unlike restricted stock grants at many companies, our restricted stock awards do not vest ratably over the term, but will generally only be earned if the executive remains employed on December 31, 2013.

●	Our Compensation Committee has established appropriately challenging performance goals under the performance unit awards:

	Threshold	Target	High
Absolute TSR-Based Performance Units
TSR (annualized and compounded annually for the multi-year PRSUs)	8%	10%	12%

Relative TSR-Based Performance Units
Percentile vs. Peer Group	50th	65th	80th

●	The Company has implemented majority voting in the election of directors.

Company Performance

Our executive compensation program is very reasonable in view of the following achievements:

●	The Company has a long-term record of generating shareholder return and dividend growth:

Omega Healthcare Investors vs S&P 500 Index Compounded Annual Returns

25.0% 20.0% 15.0% 10.0% 5.0% 0.0% -5.0% Omega S&P 500

14.6% 14.1% 3 Years 9.3% -0.3% 5 Years 19.1% 2.9% 10 Years

19.1% Annualized Total Shareholder Return for the 10 years ended December 31, 2011.

$0.75$0.88$0.98$1.11$1.20$1.22$1.42$1.59$0.00$0.20$0.40$0.60$0.80$1.00$1.20$1.40$1.60$1.8020042005200620072008200920102011AnnualDividendOmegaHealthcareInvestors,Inc.

Annual Dividends, 2004 to 2011 Dividend CAGR: 11.3% Dividend CAGR: 11.3%

11.3% Compound Annual Dividend Growth Rate over the last 10 years.

●
In December 2011, we obtained an investment grade credit rating from Standard & Poor’s Rating Services on our long-term unsecured debt.  This reflects our prudent management of our balance sheet and reduces our borrowing costs going forward.

●
In fact, when looking at pay for performance over the long-term, ISS’s own 5-year pay for performance alignment test, which examines the annual level of total compensation against the annual total return of OHI for each of the past 5 years (including full value of the 2011 multi-year performance unit grant in the analysis) did not yield any level of concern.

Our Three-Year Equity Compensation Program and the ISS Analysis

ISS overstates our CEO’s equity compensation for 2011, which distorts its conclusions and recommendations

Our Compensation Committee’s historical practice, in the exercise of its business judgment and based on its intimate understanding of our business model, has been to conduct a comprehensive review of executive compensation every 3-4 years, with a heavy focus on triennial awards of performance units.  As more fully described in our 2011 and 2012 Proxy Statements, the current Three-Year Equity Compensation Program is comprised of (1) a one-time, time-based restricted stock grant in January 2011, (2) a one-time multi-year PRSU grant in January 2011 for a three-year performance period and (3) three annual PRSU grants in January of each of 2011, 2012 and 2013.  The description of the Three-Year Equity Compensation Program in the 2011 and 2012 Proxy Statements makes clear that the program was designed for a three-year period. No additional restricted stock grants or multi-year PRSU grants to executive officers are contemplated for periods prior to 2014. This is consistent with the Company’s historical practice to implement new equity compensation programs once every three to four years.  Prior to 2011, our executive officers had not received any equity compensation awards since 2007.

    It is our understanding that most companies, including the vast majority of the companies in the ISS designated peer group, make relatively level restricted stock unit and performance-based equity grants each year. Grant levels by these companies can be readily evaluated and judged on a year-by-year basis.  Since our Three-Year Equity Compensation Program relies upon multi-year PRSUs covering a three-year compensation cycle without annual grants, a comparison of our pay program with companies that make annual grants is not an “apples-to-apples” comparison, and leads to erroneous conclusions.  We believe it is far more appropriate to assess our program over the life of the three-year cycle it is designed to cover.  Taking into account that there have been no equity awards to executive officers since 2007, and spreading the cost of the multi-year performance units over the three-year performance cycle, we believe that our compensation program reflects a strong alignment with pay for performance principles.

    ISS has reported that our CEO’s 2011 restricted stock compensation for 2011 was $6,314,120, which then forms the basis for its calculation of the pay ratio for our CEO and the purported misalignment of our Three-Year Equity Compensation Program with performance criteria.  The ISS formula (and Securities and Exchange Commission proxy rules) require disclosure of the total target opportunity for these three-year awards in the year they are granted even though (1) multi-year PRSU award performance and any resulting performance-based payout will not be known for three years and (2) restricted stock awards vest over three years and in most circumstances require the executive to remain an employee on the vesting date.

    The ISS number overstates the realized value of the CEO’s 2011 compensation for two reasons.  First, ISS treats the restricted stock and multi-year PRSU awards as if they are compensation solely for a one-year period, when they were designed for the three-year period ending on December 31, 2013.  Therefore, we believe it is appropriate to include only one-third of the restricted stock and multi-year PRSUs in the calculation of our CEO’s 2011 compensation to reflect that two-thirds of the multi-year PRSUs were granted in respect of future years.  If only one-third of these awards were included in the ISS analysis, our CEO’s restricted stock compensation and total compensation would be valued at $2,489,173 and $4,024,973, respectively, and our CEO’s 2011 total compensation would be 1.60 times the median of the 24 companies in the ISS designated peer group, rather than the 3.13 times the median reported by ISS.  A multiple of median of less than 2.33 times does not raise concerns under published policy of ISS.  Additionally, the degree of alignment between compensation and three-year TSR and one-year TSR, relative to the ISS designated peer group, would be -59 and -28, rather than -71 and -53, as reported by ISS.

    Second, because absolute TSR for the year ended December 31, 2011 did not meet the thresholds levels required under the 2011 annual PRSU awards, these awards were forfeited without any payout.  As a result, our CEO realized no value from the 2011 annual PRSUs, which were valued at $576,699 in the ISS analysis.  This demonstrates that the operation of the Company’s compensation program has been consistent with a pay for performance philosophy and that performance goals were appropriately challenging.  Including one-third of the CEO’s multi-year PRSU award and excluding the forfeited 2011 annual PRSU award, our CEO’s restricted stock compensation and total compensation would be valued at $1,912,474 and $3,448,274, respectively, and our CEO’s 2011 total compensation would be 1.37 times the median of the 24 companies in the ISS designated peer group, rather than the 3.13 times the median reported by ISS.  Additionally, the degree of alignment between compensation and three-year TSR and one-year TSR, relative to the ISS designated peer group, would be -46 and -24, rather than -71 and -53, as reported by ISS.

ISS misstates our compensation practices in a number of respects

ISS states in its report that it is a concern that “the company generally benchmarks against the 75th percentile of the peer group,” which is not an accurate statement of the Company’s target incentives. As described in the 2012 Proxy Statement, while base salaries are targeted for the 75th percentile over time, incentives are targeted at the 75th percentile only “when financial and operating performance exceeds peer group and industry results” (see Compensation Discussion and Analysis—Compensation Policy and Objectives of the 2012 Proxy Statement).  Similarly, the 2012 Proxy Statement also notes that the Company’s equity-based awards are structured with high-level performance targeting the 75th percentile of the peer group reviewed by the Company and its compensation consultant in developing the Three-Year Equity Compensation Program.  This is demonstrated by an aggressive 12% absolute TSR and 80th percentile relative TSR hurdles for high performance for the multi-year PRSUs.  Simply put, payouts at the 75th percentile will not occur for merely target performance.

The ISS report also incorrectly states that 62% of the Company’s equity awards consist of awards that are not performance-based.  However, ISS has omitted the performance-based annual PRSU awards from its calculation, which are provided for in the CEO’s employment agreement.  As described in the 2012 Proxy Statement, the Company’s Three-Year Equity Compensation Program was designed so that one-half of the equity compensation opportunity would be performance based (see Compensation Discussion and Analysis—Elements of Compensation—Performance Restricted Stock Unit Awards of the 2012 Proxy Statement).

Finally, the ISS report misstates that the Company’s annual PRSU awards have a target of an 8% annual absolute TSR, when in fact target is 10% annual absolute TSR, with a threshold level of 8% (see Compensation Discussion and Analysis—Elements of Compensation—Performance Restricted Stock Unit Awards of the 2012 Proxy Statement).

At last year’s Annual Meeting, the Company’s compensation program was approved with the support of 99% of the votes cast

At the Company’s last Annual Meeting of Stockholders, the Company’s compensation program was approved with the support of 99% of the votes cast.  The Company’s 2011 Proxy Statement described in detail the Company’s Three-Year Equity Compensation Program. Since then, the structure and design of the Three-Year Equity Compensation Program has not changed. Our Board of Directors remains committed to maintaining a compensation program that drives executives to attain performance and which aligns their interests with those of investors.  The compensation elements, including short- and long-term performance based awards, which have successfully aligned pay with our past performance, remain in place.

Timing Mismatch

Our Three-Year Equity Compensation Program is the result of a comprehensive review of our executive compensation system by our Compensation Committee together with its independent compensation consultant, which commenced in 2010.  The key terms of our Three-Year Equity Compensation Program are reflected in the employment agreements executed in October 2010.  We believe that we would have met the relevant ISS tests that were in effect at that time, and that it is more appropriate to judge pay-for-performance based on performance at the time the program was structured.

Conclusion

Our Board of Directors and Compensation Committee have implemented a compensation program that, in our view, is appropriately designed to provide the proper incentives for our executives to achieve positive performance for our stockholders.  We believe that ISS has used a faulty methodology in assessing the relationship between pay and performance of our compensation program and in coming to its recommendation. As we noted, another leading proxy advisory firm, Glass Lewis, has recommended that stockholders vote “FOR” Proposal 3 – Advisory Vote to Approve Executive Compensation.

In considering your vote, we urge stockholders to review the Compensation Discussion and Analysis section of our 2012 Proxy Statement and to consider the supplementary information in this letter.  If you have any questions, please direct them to John Grau of InvestorCom, Inc., at (877) 972-0090 (toll-free).

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

May 30, 2012